Exhibit 99.1

PRESS RELEASE For Immediate Release	Contact: Richard P. Smith President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (July 23, 2015) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $11,366,000, or $0.49 per diluted share, for the three months ended June 30, 2015. For the three months ended June 30, 2014 the Company reported earnings of $4,859,000, or $0.30 per diluted share. Diluted shares outstanding were 22,980,033 and 16,310,463 for the three months ended June 30, 2015 and 2014, respectively.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank. Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and 6,575,550 shares of TriCo Bancshares common shares issued in consideration of the merger are included in the results of the Company.

On October 25, 2014, North Valley Bank’s electronic customer service and other data processing systems were converted into Tri Counties Bank’s systems. Between January 7, 2015 and January 21, 2015, four Tri Counties Bank branches and four former North Valley Bank branches were consolidated into other Tri Counties Bank or other former North Valley Bank branches.

Included in the results of the Company for the three months ended June 30, 2015 and 2014 were $0 and $418,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $0 and $241,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from April 1, 2015 to June 30, 2015, diluted earnings per share for the three months ended June 30, 2015 and 2014 would have been $0.49 and $0.33, respectively, on earnings of $11,366,000 and $5,342,000, respectively.

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

	As of June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$3,893,855	$2,724,481	$1,169,374	42.9%
Total loans	2,393,762	1,738,586	$655,176	37.7%
Total investments	1,077,669	525,598	$552,071	105.0%
Total deposits	$3,341,682	$2,385,196	$956,486	40.1%

Qtrly Avg balances	As of June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$3,894,196	$2,737,634	$1,156,562	42.2%
Total loans	2,355,864	1,714,061	$641,803	37.4%
Total investments	1,064,142	495,006	$569,136	115.0%
Total deposits	$3,347,874	$2,395,146	$952,728	39.8%

Included in the changes in the Company’s assets and deposits from June 30, 2014 to June 30, 2015 is the effect of those assets and deposits acquired as part of the North Valley Bancorp acquisition on October 3, 2014. The following table shows the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill related to the North Valley Bancorp acquisition:

(in thousands)	North Valley Bancorp October 3, 2014
Fair value of consideration transferred:
Fair value of shares issued	$151,303
Cash consideration	7

Total fair value of consideration transferred	151,310

Asset acquired:
Cash and cash equivalents	141,142
Securities available for sale	17,288
Securities held to maturity	189,950
Restricted equity securities	8,279
Loans	499,327
Foreclosed assets	695
Premises and equipment	11,936
Cash value of life insurance	38,075
Core deposit intangible	6,614
Other assets	18,540

Total assets acquired	932,116

Liabilities assumed:
Deposits	801,956
Other liabilities	10,104
Junior subordinated debt	14,987

Total liabilities assumed	827,047

Total net assets acquired	105,069

Goodwill recognized	$46,241

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended June 30,
(dollars and shares in thousands)	2015	2014	$ Change	% Change
Net Interest Income	$38,521	$27,343	$11,178	40.9%
Benefit from
(provision for) loan losses	633	(1,708)	2,341
Noninterest income	12,080	7,877	4,203	53.4%
Noninterest expense	(32,436)	(25,116)	(7,320)	29.1%
Provision for income taxes	(7,432)	(3,537)	(3,895)	110.1%

Net income	$11,366	$4,859	$6,507	133.9%

Average common shares	22,727	16,137	6,590	40.8%
Average diluted common shares	22,950	16,331	6,619	40.5%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets
Loans	$2,355,864	$32,019	5.44%	$2,283,622	$31,165	5.46%	$1,714,061	$24,433	5.70%
Investments - taxable	1,020,806	7,380	2.89%	906,366	6,135	2.71%	478,904	3,594	3.00%
Investments - nontaxable	43,336	518	4.78%	21,512	258	4.80%	16,102	187	4.65%
Cash at Federal Reserve and other banks	143,919	144	0.40%	345,603	264	0.31%	350,229	274	0.31%

Total earning assets	3,563,925	40,061	4.50%	3,557,103	37,822	4.25%	2,559,296	28,488	4.45%

Other assets, net	330,271			335,373			178,338

Total assets	$3,894,196			$3,892,476			$2,737,634

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$796,958	116	0.06%	$792,204	125	0.06%	$550,372	115	0.08%
Savings deposits	1,165,530	362	0.12%	1,156,710	357	0.12%	853,643	263	0.12%
Time deposits	336,212	376	0.45%	353,616	417	0.47%	268,352	390	0.58%
Other borrowings	7,894	1	0.06%	9,614	1	0.04%	6,217	1	0.06%
Trust preferred securities	56,344	491	3.49%	56,296	482	3.42%	41,238	306	2.97%

Total interest-bearing liabilities	2,362,938	1,346	0.23%	2,368,440	1,382	0.23%	1,719,822	1,075	0.25%

Noninterest-bearing deposits	1,049,174			1,047,840			722,779
Other liabilities	51,483			51,495			34,216
Shareholders’ equity	430,601			424,701			260,817

Total liabilities
Total liabilities and shareholders’ equity	$3,894,196			$3,892,476			$2,737,634

Net interest rate spread			4.27%			4.02%			4.20%
Net interest income/net interest margin (FTE)		38,715	4.35%		36,440	4.10%		27,413	4.28%

FTE adjustment		(194)			(97)			(70)

Net interest income (not FTE)		$38,521			$36,343			$27,343

Net interest income (FTE) during the three months ended June 30, 2015 increased $11,302,000 (41.2%) from the same period in 2014 to $38,715,000. The increase in net interest income (FTE) was due primarily to a $641,803,000 (37.4%) increase in the average balance of loans to $2,355,864,000, and a $569,136,000 (115%) increase in the average balance of investments to $1,064,142,000 that were partially offset by a 26 basis point decrease in the average yield on loans from 5.70% during the three months ended June 30, 2014 to 5.44% during the three months ended June 30, 2015, and an eight basis point decrease in the average yield on investments from 3.06% during the three months ended June 30, 2014 to 2.97% during the three months ended June 30, 2015. The $641,803,000 increase in average loan balances from the year ago quarter was primarily due to the addition of $499,327,000 of loans through the acquisition of North Valley Bancorp on October 4, 2014, and moderate to strong loan demand during the three and six months ended June 30, 2015. The $569,136,000 increase in average investment balances from the year-ago quarter was primarily due to the use of cash at the Federal Reserve and other banks to purchase investments and the addition of $212,616,000 of investments through the acquisition of North Valley Bancorp on October 4, 2014. The decrease in average loan yields is due primarily to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The decrease in average investment yields is due primarily to declines in market yields on new investments compared to yields on existing investments. The increases in average loan and investment balances added $9,146,000 and $4,381,000, respectively, to net interest income (FTE) while the decreases in average loan and investment yields reduced net interest income (FTE) by $1,560,000 and $264,000, respectively, when compared to the year-ago quarter. Included in interest income during the three months ended June 30, 2015 was a special cash dividend of $626,000 from the Company’s investment in Federal Home Loan Bank stock, and $2,133,000 of discount accretion from purchased loans compared to $1,504,000 of discount accretion from purchased loans during the three months ended June 30, 2014.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company recorded a reversal of provision for loan losses of $633,000 during the three months ended June 30, 2015 compared to a provision for loan losses of $1,708,000 during the three months ended June 30, 2014. The reversal of provision for loan losses during the three months ended June 30, 2015 was due to a $600,000 decrease in the required allowance for loan losses from $36,055,000 at March 31, 2015 to $35,455,000 at June 30, 2015 and $33,000 of net recoveries during the three months ended June 30, 2015. The decrease in required allowance for loan losses was due primarily to reduced impaired loans, improvements in estimated cash flows and collateral values for the remaining and newly impaired loans, and reductions in historical loss factors that, in part, determine the required loan loss allowance for performing loans in accordance with the Company’s allowance for loan losses methodology; and despite a $72,879,000 increase in loan balances from $2,320,883,000 at March 31, 2015 to $2,393,762,000 at June 30, 2015. During the three months ended June 30, 2015, nonperforming loans decreased $9,337,000 (19.0%) to $39,880,000, and represented a decrease from 2.12% to 1.67% of loans outstanding as of March 31, 2015 and June 30, 2015, respectively.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Service charges on deposit accounts	$3,637	$2,724	$913	33.5%
ATM fees and interchange	3,383	2,192	1,191	54.3%
Other service fees	779	533	246	46.2%
Mortgage banking service fees	528	421	107	25.4%
Change in value of mortgage servicing rights	521	(351)	872	(248.4%)

Total service charges and fees	8,848	5,519	3,329	60.3%

Gain on sale of loans	837	514	323	62.8%
Commission on NDIP	784	843	(59)	(7.0%)
Increase in cash value of life insurance	675	400	275	68.8%
Change in indemnification asset	(57)	(93)	36	(38.7%)
Gain on sale of foreclosed assets	115	241	(126)	(52.3%)
Other noninterest income	878	453	425	93.8%

Total other noninterest income	3,232	2,358	874	37.1%

Total noninterest income	$12,080	$7,877	$4,203	53.4%

Noninterest income increased $4,203,000 (53.4%) to $12,080,000 during the three months ended June 30, 2015 when compared to the three months ended June 30, 2014. The increase in noninterest income was due primarily to an increase in service charges on deposit accounts of $913,000 (33.5%) to $3,637,000, an increase in ATM fees and interchange revenue of $1,191,000 (54.3%) to $3,383,000, an increase in change in value of mortgage servicing rights (MSRs) of $872,000 to a positive $521,000 from a negative $351,000, and an increase in other noninterest income of $425,000 (93.8%) to $878,000 compared to the year-ago quarter. These increases, and the increases in other categories of noninterest income noted in the table above, are primarily the result of the acquisition of North Valley Bancorp on October 4, 2014. An increase in interest rates during the three months ended June 30, 2015 resulted in a decrease in estimated prepayment speeds of serviced loans, that in turn resulted in increased expected servicing cash flows, and thus, a higher value of such servicing rights.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended June 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Salaries	$11,502	$9,008	$2,494	27.7%
Commissions and incentives	1,390	1,205	185	15.4%
Employee benefits	4,350	3,104	1,246	40.1%

Total salaries and benefits expense	17,242	13,317	3,925	29.5%

Occupancy	2,541	1,802	739	41.0%
Equipment	1,527	1,060	467	44.1%
Change in reserve for unfunded commitments	110	(185)	295	(159.5%)
Data processing and software	1,834	1,350	484	35.9%
Telecommunications	785	713	72	10.1%
ATM network charges	985	710	275	38.7%
Professional fees	1,035	1,275	(240)	(18.8%)
Advertising and marketing	1,002	341	661	193.8%
Postage	330	221	109	49.3%
Courier service	253	224	29	12.9%
Intangible amortization	289	52	237	455.8%
Operational losses	149	150	(1)	(0.7%)
Provision for foreclosed asset losses	174	4	170	4250.0%
Foreclosed asset expense	102	151	(49)	(32.5%)
Assessments	694	481	213	44.3%
Merger related expense	—	418	(418)	(100.0%)
Other	3,384	3,032	352	11.6%

Total other noninterest expense	15,194	11,799	3,395	28.8%

Total noninterest expense	$32,436	$25,116	$7,320	29.1%

Average full time equivalent employees	944	726	218	30.0%
Merger expense:
Data processing and software	—	—
Professional fees	—	$243
Other	—	175

Total merger expense	—	$418

Salary and benefit expenses increased $3,925,000 (29.5%) to $17,242,000 during the three months ended June 30, 2015 compared to the three months ended June 30, 2014. Base salaries, incentive compensation and benefits & other compensation expense increased $2,494,000 (27.7%), $185,000 (15.4%), and $1,246,000 (40.1%), respectively, to $11,502,000, $1,390,000 and $4,350,000, respectively, during the three months ended June 30, 2015. The increases in these categories of salary and benefits expense are primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. The average number of full-time equivalent staff increased 218 (30.0%) from 726 during the three months ended June 30, 2014 to 944 for the three months ended June 30, 2015.

Other noninterest expense increased $3,395,000 (28.8%) to $15,194,000 during the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The increase in other noninterest expense was primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. Nonrecurring merger expenses related to the North Valley Bancorp acquisition totaling $0 and $418,000 are included in other noninterest expense for the three months ended June 30, 2015 and 2014, respectively. As of March 31, 2015, the Company had substantially completed all of its previously planned facility consolidations related to the North Valley Bancorp acquisition. Subsequent to March 31, 2015, and following a thorough analysis of profitability and market opportunity, the Bank identified five additional branches for closure. Two of those branches are former North Valley Bank branches. As of June 30, 2015 one of the five additional branches slated for closure has been closed. The Bank expects the four remaining branches will be closed by September 30, 2015.

Richard Smith, President and CEO of the Company commented, “The benefits from the acquisition of North Valley Bancorp continued to materialize in many areas in the second quarter of 2015. Customer retention related to the acquisition has exceeded our internal forecasts. Loan growth from all of our geographic markets was strong, leading to higher levels of interest income. Noninterest income from interchange fees, service charges, service fees and mortgage lending all increased due to the added customers from North Valley Bank and increased overall business activities. The economies in our market areas continue to improve leading to greater opportunities for lending activities and our nonperforming loans also decreased significantly during the quarter. The integration of the North Valley transaction is mostly complete and the merger continues to provide us forward momentum.”

Smith added, “We continue to evaluate the ever changing needs of our customers as we invest in technology solutions favored by our customers. This also provides us with the opportunity to refine our branch network to improve our operating efficiencies. As we move forward, the balance between technology solutions and branch offices will be determined by customers’ activities and preferences. As previously announced, we will close four branches in the third quarter of 2015.”

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, the Company’s ability to effectively integrate the business of North Valley Bancorp, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2014. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Statement of Income Data
Interest income	$39,867	$37,725	$36,407	$29,131	$28,418
Interest expense	1,346	1,382	1,437	1,082	1,075
Net interest income	38,521	36,343	34,970	28,049	27,343
(Benefit from) provision for loan losses	(633)	197	(1,421)	(2,977)	1,708
Noninterest income:
Service charges and fees	8,848	7,344	7,165	6,090	5,519
Other income	3,232	2,836	2,590	2,499	2,358
Total noninterest income	12,080	10,180	9,755	8,589	7,877
Noninterest expense:
Base salaries net of deferred loan origination costs	11,502	11,744	12,402	9,066	9,008
Incentive compensation expense	1,390	1,596	1,475	1,265	1,205
Employee benefits and other compensation expense	4,350	4,760	3,678	3,038	3,104
Total salaries and benefits expense	17,242	18,100	17,555	13,369	13,317
Other noninterest expense	15,194	14,182	19,011	12,011	11,799
Total noninterest expense	32,436	32,282	36,566	25,380	25,116
Income before taxes	18,798	14,044	9,580	14,235	8,396
Net income	$11,366	$8,336	$5,650	$8,234	$4,859
Share Data
Basic earnings per share	$0.50	$0.37	$0.25	$0.51	$0.30
Diluted earnings per share	$0.49	$0.36	$0.25	$0.50	$0.30
Book value per common share	$18.95	$18.68	$18.42	$16.57	$16.17
Tangible book value per common share	$15.88	$15.59	$15.39	$15.56	$15.16
Shares outstanding	22,749,523	22,740,503	22,714,964	16,139,414	16,133,414
Weighted average shares	22,744,926	22,727,038	22,500,544	16,136,675	16,128,550
Weighted average diluted shares	22,980,033	22,949,902	22,726,795	16,330,746	16,310,463
Credit Quality
Nonperforming originated loans	$23,812	$34,576	$32,529	$33,849	$37,164
Total nonperforming loans	39,880	49,217	47,954	40,643	44,200
Foreclosed assets, net of allowance	5,393	5,892	4,894	5,096	5,785
Loans charged-off	514	1,235	419	345	1,028
Loans recovered	$547	$508	$505	$1,274	$967
Selected Financial Ratios
Return on average total assets	1.17%	0.86%	0.59%	1.19%	0.71%
Return on average equity	10.56%	7.85%	5.34%	12.39%	7.45%
Average yield on loans	5.44%	5.46%	5.46%	5.70%	5.70%
Average yield on interest-earning assets	4.50%	4.25%	4.16%	4.56%	4.45%
Average rate on interest-bearing liabilities	0.23%	0.23%	0.25%	0.25%	0.25%
Net interest margin (fully tax-equivalent)	4.35%	4.10%	3.99%	4.39%	4.28%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$404	$172	$107	$290	$69
Discount accretion PCI - other loans	907	1,011	919	822	811
Discount accretion PNCI loans	822	1,348	827	402	624
All other loan interest income	$29,886	28,371	28,883	23,466	22,929
Total loan interest income	$32,019	$31,165	$30,736	$24,980	$24,433

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Balance Sheet Data
Cash and due from banks	$169,503	$281,228	$610,728	$369,679	$344,383
Securities, available for sale	284,430	225,126	83,205	84,962	91,514
Securities, held to maturity	776,283	802,482	676,426	443,509	422,502
Restricted equity securities	16,956	16,956	16,956	11,582	11,582
Loans held for sale	4,630	5,413	3,579	2,724	1,671
Loans:
Commercial loans	195,791	177,540	174,945	135,085	137,341
Consumer loans	411,788	410,727	417,084	373,620	377,143
Real estate mortgage loans	1,696,567	1,646,863	1,615,359	1,214,153	1,167,856
Real estate construction loans	89,616	85,753	75,136	43,013	56,246
Total loans, gross	2,393,762	2,320,883	2,282,524	1,765,871	1,738,586
Allowance for loan losses	(35,455)	(36,055)	(36,585)	(37,920)	(39,968)
Foreclosed assets	5,393	5,892	4,894	5,096	5,785
Premises and equipment	42,056	42,846	43,493	32,181	31,880
Cash value of life insurance	93,687	93,012	92,337	53,596	53,106
Goodwill	63,462	63,462	63,462	15,519	15,519
Other intangible assets	6,473	6,762	7,051	726	779
Mortgage servicing rights	7,814	7,057	7,378	5,985	5,909
Accrued interest receivable	10,064	9,794	9,275	6,862	7,008
Other assets	54,797	51,002	51,735	34,571	34,225
Total assets	$3,893,855	3,895,860	3,916,458	2,794,943	2,724,481
Deposits:
Noninterest-bearing demand deposits	1,060,650	1,034,012	1,083,900	762,452	720,743
Interest-bearing demand deposits	780,647	795,471	782,385	553,053	547,110
Savings deposits	1,179,836	1,172,257	1,156,126	872,432	854,127
Time certificates	320,549	347,748	358,012	249,419	263,216
Total deposits	3,341,682	3,349,488	3,380,423	2,437,356	2,385,196
Accrued interest payable	797	852	978	753	849
Reserve for unfunded commitments	2,125	2,015	2,145	2,220	2,045
Other liabilities	55,003	53,256	49,192	33,331	28,135
Other borrowings	6,735	9,096	9,276	12,665	6,075
Junior subordinated debt	56,369	56,320	56,272	41,238	41,238
Total liabilities	3,462,711	3,471,027	3,498,286	2,527,563	2,463,538
Total shareholders’ equity	431,144	424,833	418,172	267,380	260,943
Accumulated other comprehensive gain (loss)	(4,726)	(2,083)	(2,203)	1,796	2,188
Average loans	2,355,864	2,283,622	2,253,025	1,752,026	1,714,061
Average interest-earning assets	3,563,925	3,557,103	3,512,620	2,561,398	2,559,296
Average total assets	3,894,196	3,892,476	3,806,049	2,771,972	2,737,634
Average deposits	3,347,874	3,350,370	3,276,470	2,424,968	2,395,146
Average total equity	$430,601	$424,701	$423,502	$265,848	$260,817
Total risk based capital ratio	15.2%	15.2%	15.6%	14.8%	14.6%
Tier 1 capital ratio	13.9%	14.0%	14.4%	13.5%	13.4%
Tier 1 common equity ratio	12.2%	12.1%	n/a	n/a	n/a
Tier 1 leverage ratio	10.9%	10.7%	10.8%	10.5%	10.4%
Tangible capital ratio	9.4%	9.3%	9.1%	9.0%	9.0%